Exhibit 10.98

PATENT ASSIGNMENT AGREEMENT

THIS PATENT ASSIGNMENT AGREEMENT is made and entered into this 5th day of February, 2007 (this “Agreement”), by and between ADVANCED CELL TECHNOLOGY, INC., a Delaware corporation duly organized under law (“Assignee”), and INFIGEN, INC., a Delaware corporation duly organized under law (“Assignor”).

RECITALS

Assignor owns the patent applications and issued patents listed on Schedule 1 attached hereto and all divisions, continuations, renewals, reissues and extensions thereof worldwide (collectively, the “Patents”), and has agreed to sell, transfer, assign, deliver and otherwise convey to Assignee all of Assignor’s right, title, and interest in, to, and under the Patents.  The Assignee has agreed to acquire the Patents in accordance with the terms of this Agreement.  Assignor hereby confirms this assignment for purposes of filing the same with the United States Patent and Trademark Office and foreign counterparts thereto.

The parties therefore agree as follows:

1.             In consideration of the payment of One Hundred Thousand ($100,000.00) Dollars and Eight Hundred Thousand (800,000) shares of common stock of Assignee (“Common Stock”), each in accordance with Sections 4 and 5 below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, accepted and agreed to, Assignor hereby sells, transfers, assigns, delivers and otherwise conveys and sets over unto Assignee, and Assignee hereby accepts, all of Assignor’s rights, title, and interest in, to, and under the following:

A.            The Patents; and

B.                                     All proceeds of the foregoing, including, without limitation, any claim by Assignor against third parties for past, present, or future infringement of the Patents.

2.             Assignor agrees that, upon Assignee’s reasonable request, it will, at any time without charge to Assignee, sign all papers, take all rightful oaths, and do all acts which may be necessary, desirable or convenient (as determined in Assignee’s sole reasonable discretion) for vesting title to the Patents in Assignee, its successors, assigns and legal representatives or nominees, including but not limited to, any acts which may be necessary, desirable or convenient for claiming said rights and for securing and maintaining the Patents, as applicable, in any and all countries and for vesting title thereto in Assignee.  Assignor hereby appoints Assignee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-of-fact with full irrevocable power and authority in place and stead of Assignor and in the name of Assignor or in its own name, for the purposes of carrying out the terms of this Agreement, to take any and all appropriate actions and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement.  Furthermore, Assignor agrees that, upon Assignee’s reasonable request, it will cooperate fully with Assignee in the protection and enforcement of the Patents, including but not limited to, cooperating fully with Assignee in connection with any claims or suits brought by or against Assignee relating to the Patents, with all reasonable out-of-pocket expenses, if any, to be borne by Assignee. This Agreement expressly grants to Assignee all rights in the Patents as fully and entirely as the same would have been held and enjoyed by Assignor.

3.             Without limiting the generality of the foregoing, Assignor agrees concurrently with the execution of this Agreement to execute an assignment of patent substantially in the form of the assignment of patent included on Schedule 2 attached hereto for recordation in the United States Patent and Trademark Office.

4.             As consideration for the Patents, (a) upon execution of this Agreement by Assignor and Assignee, Assignee shall concurrently pay the Assignor Seventy Five Thousand ($75,000.00) Dollars via wire transfer to the Whyte Hirschboeck Dudek S.C. Attorneys-at-Law Trust Account, in accordance with the wire instructions set forth in Schedule 3 attached hereto, with reference to “23027-0004” and (b) on or prior to April 1, 2007, Assignee shall pay Assignor Twenty Five Thousand ($25,000.00) Dollars via wire transfer to the same Trust Account in the same manner (i.e., in accordance with the wire instructions set forth in Schedule 3.)

5.             As further consideration for the patents, upon execution of this Agreement, Assignee shall issue Eight Hundred Thousand (800,000) shares of Common Stock of Assignee to the persons (the “Holders”) and in the amounts set forth below:

Shares
Eric Postel	57,778
Foley & Lardner, LLC	251,433
Ardshiel, Inc.	176,800
Walter Simson	113,989
Aquetong Capital Advisors, Inc.	200,000

Each of the Holders has delivered to Assignee a Subscription Agreement substantially in the form set forth in Schedule 4 attached hereto.

6.             If following the date of this Agreement and prior to one year from the date of this Agreement, Assignee shall determine to file a registration statement to register any of its Common Stock under the Securities Act of 1933, as amended, for sale in connection with a public offering of its Common Stock (other than pursuant to an employee benefit plan or a merger, acquisition or similar transaction), whether for its own account or for the account of one or more shareholders of Assignee, Assignee will give prompt written notice thereof to each of the Holders and shall use its commercially reasonable best efforts to include in such registration statement any or all of the shares of Common Stock which a Holder may request be included therein (the “Included Shares”) by a writing delivered to Assignee within 15 days after the notice given by Assignee to each Holder; provided, however, that Assignee shall not be required to include such Included Shares, or a portion thereof, if applicable, in any registration statement filed by Assignee if at any time (a)  a representative of the underwriters of the offering refuses in writing to include in the offering all or a portion of the Included Shares requested to be included therein by the Holders, or (b) inclusion of the Included Shares in any such registration statement would violate or cause a breach of the terms and conditions of any currently existing or future financing transaction entered into by Assignee.

7.             The Patents are being sold, transferred and assigned to Assignee, on an “As-Is, Where-Is” basis without any representations or warranties of any nature or kind and none are made or intended.  Assignor accordingly disclaims any representations or warranties pertaining to the validity, invalidity, infringement or non-infringement of the Patents, or to the priority or patentability of the inventions embodied therein.  This Agreement constitutes the entire understanding between the parties with respect to the Patents.

8.             Assignee acknowledges and agrees that the assignment of rights in Section 1 of this Agreement is subject to that certain License and Settlement Agreement entered into by Infigen, Inc. and Pharming Group N.V. (as executed by Infigen and Pharming Group N.V. on July 13, 2004 and July 9, 2004, respectively).

9.             Assignor acknowledges and agrees that upon execution of this Agreement by the parties, Assignee may issue a press release that discloses this Agreement and the terms and conditions of this

Agreement, and further, that Assignee may make any disclosure of this Agreement and the terms and conditions of this Agreement as is required by applicable law, including without limitation, state and federal securities laws or regulations.

10.           This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by an authorized signatory of the parties or, in the case of a waiver, by the party waiving compliance.

11.           This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

12.           This Agreement shall be governed by and construed and enforced in accordance with the laws of New York

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and authorized as of the date first written above.

INFIGEN, INC.

By:	/s/ Dennis McCormick
Name: Dennis McCormick
Title: Chairman

ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ William M. Caldwell, IV
Name: William M. Caldwell, IV
Title: Chairman and C.E.O.

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